UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 13, 2006
KOS PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

FLORIDA	000-22171	65-0670898

(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)
1 CEDAR BROOK DRIVE
CRANBURY, NJ 08512-3618
(Address of principal executive offices)
609-495-0500
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a—12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement
In connection with the consummation of the Offer described in more detail in Item 5.01 hereto, on December 13, 2006, Kos Pharmaceuticals, Inc. (the “Company”) terminated that certain Revolving Credit and Loan Agreement (the “Credit Agreement”) between the Company and Michael Jaharis, the principal shareholder and Chairman Emeritus of the Board of Directors of the Company (“Mr. Jaharis”), dated as of December 19, 2002, as amended, which agreement had been assigned to Mr. Jaharis’ spouse, Mary Jaharis (“Lender”), effective as of January 10, 2005. Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), as amended, between the Company, Abbott Laboratories (“Abbott”), and Parthenon Acquisition Corporation, a wholly owned subsidiary of Abbott (“Parthenon”), and pursuant to the related Shareholders Agreement, both dated as of November 5, 2006, immediately following the consummation of the Offer, Lender was deemed to have exercised the Non-Detachable Common Stock Purchase Warrant (the “Warrant”) issued in connection with the Credit Agreement, and the related exercise price for such the Warrant was deemed to have been paid through the conversion of the amount of principal outstanding under any note issued under the Credit Agreement, following which Lender became entitled to receive the consideration set forth in the Merger Agreement. The Company had borrowings of $30 million under the Credit Agreement at the time of its termination. No early termination penalties were incurred by the Company as a result of the termination. The security interests previously granted to Lender to secure the Company’s obligations under the Credit Agreement were also terminated and released.
Item 5.01 Changes in Control of Registrant
On December 12, 2006, Abbott and Parthenon successfully completed a tender offer (the “Offer”) for all outstanding shares of common stock, par value $.01 per share, of the Company, pursuant to the terms of the Merger Agreement. The Offer expired at 12:00 midnight, New York City time, on December 12, 2006. The depository for the Offer has advised Abbott and Parthenon that as of the expiration of the Offer, an aggregate of approximately 34,968,570 shares of common stock of the Company were validly tendered (including 1,903,089 shares subject to guaranteed delivery procedures), representing (including shares concurrently purchased under a related stock purchase agreement with certain shareholders of the Company) approximately 91.4% of the outstanding shares of common stock of the Company. Parthenon accepted for payment all shares of common stock of the Company validly tendered and not properly withdrawn pursuant to the Offer.
The Merger Agreement provides, among other things, that following the consummation of the Offer and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement and in accordance with the relevant portions of the Florida Business Corporation Act, Parthenon will merge with and into the Company (the “Merger”), and each share of the Company’s common stock that is not tendered pursuant to the Offer (other than shares that are held by Abbott or Parthenon or any of their respective subsidiaries) will be converted into the right to receive cash in an amount equal to the offer price in the Offer of $78.00 per share. Following the effective time of the Merger, the Company will continue as a wholly owned subsidiary of Abbott.

The other information required by Item 5.01(a) of Form 8-K is contained in (i) the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission (the “SEC”) on November 14, 2006, as subsequently amended, and (ii) the Tender Offer Statement on Schedule TO filed by Abbott and Parthenon with the SEC on November 14, 2006, as subsequently amended, which filings are each incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits
     (d) Exhibits:

Exhibit No.	Description

20.1	Solicitation/Recommendation Statement on Schedule 14D-9 of Kos Pharmaceuticals, Inc. (incorporated by reference in its entirety as filed with the Securities and Exchange Commission on November 14, 2006, and as amended).

99.1	Tender Offer Statement on Schedule TO filed by Abbott Laboratories and Parthenon Acquistion Corp. (incorporated by reference in its entirety as filed with the Securities and Exchange Commission on November 14, 2006, and as amended on December 4, 2006).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KOS PHARMACEUTICALS, INC.
By:	/s/ Andrew I. Koven
	Name:	Andrew I. Koven
	Title:	Executive Vice President and General Counsel and Corporate Secretary

Dated: December 13, 2006

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